Exhibit 99

(Logo Omitted)

Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021

News Release

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

LOS ANGELES – April 23, 2003 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Revenues of $197.2 million increased 7.6% compared to last year

•	Earnings per share of $0.17 increased 6.3% compared to last year

•	Excluding pension income and expense, earnings per share increased 33%

•	Reaffirms 2003 outlook

Teledyne Technologies today reported first quarter 2003 sales of $197.2 million, compared with sales of $183.3 million for the same period in 2002. Net income for the first quarter of 2003 was $5.5 million ($0.17 per diluted share), compared with net income of $5.1 million ($0.16 per diluted share) in the first quarter of 2002. Net income for the first quarter of 2003 included pretax non-cash pension expense of $1.7 million, compared with pretax non-cash pension income of $0.6 million for the same period of 2002.

“Earnings per share increased for the fifth consecutive quarter despite the negative effect of non-cash pension income and the continuing weak economic environment in many of our commercial markets,” said Robert Mehrabian, chairman, president and chief executive officer. “Revenues increased 7.6% and earnings per share, excluding non-cash pension income and expense, increased 33%. Furthermore, our balance sheet remains strong and gives us flexibility to continue pursuing acquisitions in our strategic businesses.”

	Millions of Dollars		Dollars per Diluted Share

	First	First	First	First
	Quarter	Quarter	Quarter	Quarter	Variance
First Quarter Earnings Summary	2003	2002	2003	2002	%

Net income (excluding net pension income (expense)	$6.5	$4.7	$0.20	$0.15	33.0%
Net after tax pension income (expense)	(1.0)	0.4	(0.03)	0.01

Net Income	$5.5	$5.1	$0.17	$0.16	6.3%

Review of Operations

Electronics and Communications

The Electronics and Communications segment’s first quarter 2003 sales were $103.6 million, compared with first quarter 2002 sales of $90.5 million. First quarter 2003 operating profit was $7.3 million, compared with operating profit of $8.3 million in the first quarter of 2002.

First quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in electronic manufacturing services, electronic instruments, defense electronic products and commercial lighting products. The revenue growth in electronic manufacturing services was primarily driven by increased sales to military and medical markets. The revenue growth in electronic instruments resulted from the acquisition of Monitor Labs Incorporated at the end of the third quarter of 2002, as well as stronger demand for geophysical sensors for the petroleum exploration market and stronger demand for other electronic measuring equipment. These sales increases were partially offset by continued weakness in the commercial aviation market. Segment operating profit was negatively impacted by pension expense of $1.3 million in the first quarter of 2003 compared with pension income of $0.5 million in the first quarter of 2002. In addition, operating profit was favorably impacted by increased sales, a reduction in the company’s commercial broadband communications investments and an improved cost structure.

Systems Engineering Solutions

The Systems Engineering Solutions segment’s first quarter 2003 sales were $52.4 million, compared with first quarter 2002 sales of $46.9 million. First quarter 2003 operating profit was $5.7 million, compared with operating profit of $3.8 million in the first quarter of 2002.

First quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in core defense and aerospace programs and increased work in environmental programs. Operating profit reflected the mix and timing of certain government programs, profit improvement due to the close out of a number of contracts and improved margins for environmental programs. Additionally, segment operating profit was unfavorably impacted by pension expense of $0.1 million in the first quarter of 2003 compared with no pension cost in 2002.

Aerospace Engines and Components

The Aerospace Engines and Components segment’s first quarter 2003 sales were $37.8 million, compared with first quarter 2002 sales of $41.9 million. First quarter 2003 operating profit was $0.5 million, compared with operating profit of $0.7 million in the first quarter of 2002.

First quarter 2003 sales, compared with the same period of 2002 reflected revenue growth in OEM piston engines which was more than offset by reduced sales of aftermarket products and services. Operating profit in the piston engine business was positively impacted by an improved cost structure, productivity improvements and lower requirements for product liability reserves partially offset by higher insurance premium costs. Sales from turbine engines were unfavorably impacted by lower revenue from spare parts for Air Force training aircraft, partially offset by favorable Joint Air-to-Surface Standoff Missile (JASSM) sales. Operating profit for turbine engines was lower in the first quarter of 2003, compared with the first quarter of 2002, which corresponded with lower sales. Additionally, segment operating profit was unfavorably impacted by pension expense of $0.3 million in the first quarter of 2003 compared with pension income of $0.1 million in the first quarter of 2002.

Energy Systems

The Energy Systems segment’s first quarter 2003 sales were $3.4 million, compared with first quarter 2002 sales of $4.0 million. The first quarter 2003 operating loss was $0.5 million, compared with an operating loss of $0.3 million in the first quarter of 2002.

First quarter 2003 sales reflected lower revenues from certain government cost-plus-fixed-fee contracts due to an improved cost structure that resulted in lower revenue, as well as lower contract billings under our NASA PEM Fuel Cell program as the first phase of the contract came to conclusion. Commercial sales were relatively flat in the first quarter of 2003 compared with the first quarter of 2002.

The first quarter 2003 operating loss included charges for contract claims, offset in part by lower manufacturing overhead and general administrative expenses.

Additional Financial Information

Cash Flow

First quarter 2003 cash used by operating activities was $1.8 million, compared with cash provided by operating activities of $8.5 million for the same period of 2002. The net usage of cash in the first quarter of 2003 was primarily driven by an increase in inventories from year-end 2002 due to purchases of long lead-time items in our defense electronics and medical businesses. Free cash flow (cash from operating activities less capital expenditures) was negative $4.7 million for the first quarter of 2003, compared with free cash flow of $5.0 million for the same period of 2002. Capital expenditures for the first quarter of 2003 were $2.9 million, compared with $3.5 million for the first quarter of 2002. Depreciation and amortization expense for the first quarter of 2003 was $5.6 million, compared with $5.1 million for the same period of 2002.

Free Cash Flow (a)	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2003	2002

Cash (used) provided by operating activities	$(1.8)	$8.5
Capital expenditures	(2.9)	(3.5)

Free cash flow	$(4.7)	$5.0

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

Pension

Non-cash pension expense for the first quarter of 2003 was $1.7 million, compared with non-cash pension income of $0.6 million for the same period of 2002.

Other

Other expense in the first quarter of 2003 included a $0.3 million impairment charge related to the partial write-down of the company’s $2.3 million minority investment in a private company engaged in manufacturing and development of micro optics and microelectromechanical devices.

Outlook

The company’s 2003 outlook reflects anticipated growth in the company’s defense electronics and instrumentation businesses, but no recovery in the company’s commercial aviation and certain short cycle markets. In its Systems Engineering Solutions segment, while the company anticipates receiving government award and incentive fees under certain contracts in 2003, there is no assurance that such award and incentive fees will be equal to similar fees received in 2002.

Furthermore, given the current state of the economy, rising insurance premiums, the increasingly litigious product liability claims environment, and the company’s dependence on aftermarket aviation sales, the company does not expect a recovery in 2003 operating profit for the Aerospace Engines and Components segment relative to 2002. The company’s existing aircraft product liability policy expires in May 2003, and the company is currently evaluating options relating to its insurance coverage. The company’s current total cost for its aircraft product liability insurance is approximately $1.4 million per month, and the company’s management had previously anticipated a 40% increase in cost for its aircraft product liability insurance after May 2003. However, based on recent discussions with several insurance carriers, the company expects the total monthly cost of its aircraft product liability insurance to increase between approximately 65% and 120% after May 2003. The company continues to explore strategic alternatives for its Aerospace Engines and Components segment.

Although 2003 earnings visibility is limited, based on its current outlook, the company’s management believes that second quarter and full year 2003 earnings per share will be in the range of approximately $0.17 to $0.19 and $0.62 to $0.72, respectively, including the higher insurance costs above and approximately $0.13 per share of non-cash pension expense for the full year 2003.

Full year 2002 earnings included $2.3 million or $0.04 per share in non-cash pension income. The company currently expects approximately $7.0 million or $0.13 per share of non-cash pension expense in 2003. The reduction in non-cash pension income reflects the continued decline in the value of the company’s pension assets during 2002 and reductions in the expected rate of return and discount rate assumptions for the company’s defined benefit plan. The company’s assumed expected rate of return is currently 8.5%, compared to 9.0% in 2002, and its assumed discount rate is currently 7.0%, compared to 7.5% in 2002. Based on the company’s current pension assumptions and the value of its pension assets as of March 31, 2003, the company expects that non-cash pension expense in 2004 will be in the range of approximately $10.0 million to $12.0 million or $0.18 to $0.22 per share. Currently, Teledyne Technologies does not anticipate making cash contributions to its pension plan until 2004. Also, under one of our spin-off agreements, after November 29, 2004 the company will be able to charge pension costs to the U.S. Government under various government contracts.

EARNINGS PER SHARE SUMMARY

(Diluted earnings per common share from continuing operations)

	2003 Full Year Outlook		2002 Results	2001 Results

	Low	High	Actual	Actual

Earnings per share (excluding net pension income (expense) and asset impairment, restructuring and other charges)	$0.75	$0.85	$0.73	$0.51
Net pension income (expense)	(0.13)	(0.13)	0.04	0.18

Earnings per share (excluding asset impairment, restructuring and other charges)	0.62	0.72	0.77	0.69
Asset impairment, restructuring and other charges	—	—	—	(0.48)

Earnings per share	$0.62	$0.72	$0.77	$0.21

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, timely development of acceptable and competitive fuel cell products and systems, funding, continuation and award of government programs, receipt of (or failure to receive) government award and incentive fees based on performance achievements, the terms of the company’s renewal of its current product liability insurance policy, customers’ acceptance of piston engine insurance-related price increases or surcharges, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results.

United States’ and global responses to the war with Iraq, terrorism and perceived nuclear threats increase uncertainties associated with forward-looking statements about our businesses. Various responses could realign government programs, and affect the composition, funding or timing of our programs. As happened after the September 11th terrorist attacks, reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

September 11th and various public company governance issues have had adverse impacts on the insurance markets greatly increasing insurance costs. The company’s existing aircraft product liability insurance policy expires in May 2003 and our directors and officers policy expires in November 2003. In addition, the continuing downturn in the stock market has negatively affected the value of the company’s pension assets. Absent improved market conditions, the company will be required to make a contribution to its pension plan in 2004.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the recent acquisition of Monitor Labs Incorporated, involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies. Also, we may not be able to sell or exit timely or on acceptable terms our remaining non-core or under-performing product lines, particularly given the current economic environment.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 23. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 23.

Investor Contact:	Jason VanWees (310) 893-1642

Media Contact:	Robyn Choi (310) 893-1640

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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERLY PERIODS ENDED MARCH 30, 2003 AND MARCH 31, 2002
(Unaudited – In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2003	2002

Net sales	$197.2	$183.3
Costs and expenses:
Costs of sales	151.6	139.0
Selling, general and administrative expenses	36.4	35.7

Income before other income and expense and taxes	9.2	8.6
Other income (expense)	(0.1)	0.2
Interest expense, net	0.1	0.3

Income before taxes	9.0	8.5
Provision for taxes	3.5	3.4

Net Income	$5.5	$5.1

Diluted earnings per common share	$0.17	$0.16

Weighted average diluted common shares outstanding	32.5	32.5

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE QUARTERLY PERIODS ENDED MARCH 30, 2003 AND MARCH 31, 2002
(Unaudited – In millions)

	First	First
	Quarter	Quarter
	2003	2002

NET SALES:
Electronics and Communications	$103.6	$90.5
Systems Engineering Solutions	52.4	46.9
Aerospace Engines and Components	37.8	41.9
Energy Systems	3.4	4.0

Total Net Sales	$197.2	$183.3

OPERATING PROFIT(LOSS):
Electronics and Communications	$7.3	$8.3
Systems Engineering Solutions	5.7	3.8
Aerospace Engines and Components	0.5	0.7
Energy Systems	(0.5)	(0.3)

Segment operating profit	13.0	12.5
Corporate expense	(3.8)	(3.9)
Other income (expense)	(0.1)	0.2
Interest expense, net	0.1	0.3

Income before income taxes	9.0	8.5
Provision for income taxes	3.5	3.4

Net Income	$5.5	$5.1

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
MARCH 30, 2003 AND DECEMBER 29, 2002
(Current period unaudited – In millions of dollars)

	March 30,	December 29,
	2003	2002

ASSETS
Cash and cash equivalents	$15.4	$19.0
Accounts receivable, net	108.1	109.2
Inventories, net	74.3	66.8
Deferred income taxes, net	19.2	18.9
Prepaid income taxes, expenses and other assets	7.8	8.0

Total Current Assets	224.8	221.9
Property, plant and equipment, net	72.5	74.7
Deferred income taxes, net	25.2	22.2
Goodwill, net	44.3	44.3
Other assets, net	27.4	28.0

Total Assets	$394.2	$391.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$48.5	$53.1
Accrued liabilities	69.1	66.2

Total Current Liabilities	117.6	119.3
Other long-term liabilities	93.1	95.0

Total Liabilities	210.7	214.3
Total Stockholders’ Equity	183.5	176.8

Total Liabilities and Stockholders’ Equity	$394.2	$391.1